UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): May 19, 2009

NATCO Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-15603	22-2906892
(State of Incorporation)	(Commission File Number)	(IRS Employer
Identification No.)

11210 Equity Drive
Houston, Texas		77041
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (713) 849-7500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of
Certain Officers; Compensatory Arrangements of Certain Officers.

     At the annual meeting of stockholders of NATCO Group Inc. (the "Company") held on May 19, 2009, the Company's stockholders approved the NATCO Group Inc. 2009 Long-Term Incentive Compensation Plan (the "2009 Incentive Plan"). The 2009 Incentive Plan is effective as of March 16, 2009.

     A summary of the principal provisions of the 2009 Plan is set forth below. This summary is qualified in its entirety by the full text of the 2009 Incentive Plan, which is included as Annex A to the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on March 23, 2009, and is incorporated by reference herein as Exhibit 10.1.

     Administration. The 2009 Incentive Plan shall be administered by the Governance, Nominating & Compensation Committee of the Board of Directors (the “GNC Committee”). The GNC Committee shall have the authority, in its discretion and subject to the express provisions of the 2009 Incentive Plan, to determine which employees, consultants or directors shall receive an award, the time or times when such awards shall be made, the type of award that shall be made, the number of shares to be subject to any option, restricted stock award or bonus stock award, the number of shares subject to or the value of any performance award and the value of any phantom stock award. In addition, the GNC Committee shall have powers as delegated to it by the 2009 Incentive Plan, including to: (a) construe the 2009 Incentive Plan and the related agreements; (b) prescribe rules and regulations related to the 2009 Incentive Plan; (c) determine the terms, restrictions and provisions of the agreement related to any award; and (d) make all other determinations necessary or advisable for administering the 2009 Incentive Plan. The GNC Committee may correct any defect or supply any omission or reconcile any inconsistency in the 2009 Incentive Plan or in any agreement relating to an award in the manner and to the extent it shall deem expedient to carry it into effect. The GNC Committee is authorized under the plan to delegate its powers to administer the plan and make awards under the plan to the Company’s CEO, so long as the CEO is a member of the Board of Directors, except with respect to individuals who are subject to Section 16 of the Securities Exchange Act of 1934 and to other limitations that may be imposed by the GNC Committee.

     Eligibility; Types of Rewards. The GNC Committee may only grant awards under the plan to persons who, at the time of grant, are employees, consultants or non-employee directors of the Company or its affiliates. Awards to eligible employees, consultants or directors may be in the form of stock option grants, incentive stock option grants, stock appreciation right (“SAR”) grants, restricted stock awards, performance awards, phantom stock awards and bonus stock awards.

     Shares Subject to the Plan; Award Limitations. The plan provides for the issuance of up to an aggregate of 650,000 shares of common stock through stock option grants, incentive stock option grants, restricted stock awards, performance awards, phantom stock awards and bonus stock awards. Shares of common stock underlying grants awarded under the plan will again be available for future grants under the plan if (1) the awards relative to such shares lapse or otherwise terminate without the delivery of underlying shares, or (2) such shares are forfeited back to the plan after issuance, surrendered in payment of the exercise or purchase price of an award or withheld for payment of applicable employment taxes or withholding obligations associated with an award. The maximum number of shares of common stock that may be issued under the plan through restricted stock awards and performance awards is 325,000 and through incentive stock options is 650,000. The maximum number of shares that may be issued under the plan subject to options, restricted stock awards and performance awards denominated in shares of common stock granted to any one individual during any calendar year may not exceed 150,000 and the maximum amount of compensation that may be paid under all performance awards denominated in cash (including the fair market value of any shares of common stock paid in satisfaction of such performance awards) granted to one individual during any calendar year may not exceed $5,000,000.

     Amendment. The Board of Directors may terminate the plan at any time with respect to any shares for which an award has not previously been made. The Board of Directors may alter or amend the plan or any part thereof; provided that (1) the consent of an award recipient is required to change an award in way that would impair the rights of such recipient and (2) the consent of our stockholders is required to increase the maximum aggregate number of shares of common stock that may be issued under the plan, change the class of individuals eligible to receive awards under the plan, amend any outstanding option or SAR to lower the exercise price, or cancel and replace any outstanding option or SAR with an option or SAR having a lower exercise price, or amend or delete provisions specifying required minimum vesting periods, except in the case of death, disability, retirement or corporate change.

     Miscellaneous. The 2009 Incentive Plan also contains provisions with respect to payment of purchase prices, vesting and expiration of awards, treatment of awards upon a change of control of the Company, adjustments for stock splits, recapitalizations and mergers, transferability of awards, tax withholding requirements, and various other terms, conditions and limitations, as further described in the 2009 Incentive Plan.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

	10.1	NATCO Group Inc. 2009 Long-Term Incentive Compensation Plan (incorporated by reference to Appendix A to NATCO Group Inc.’s Proxy Statement filed on March 23, 2009)

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 21, 2009

NATCO Group Inc.

By:	/s/ John U. Clarke

John U. Clarke
Chairman & Chief Executive Officer